Exhibit 99.1

Terns Pharmaceuticals Announces Leadership Transition

Senthil Sundaram Stepping Down as Chief Executive Officer for Health Reasons

FOSTER CITY, Calif., August 3, 2023 (GLOBE NEWSWIRE) – Terns Pharmaceuticals, Inc. (“Terns” or the “Company”) (Nasdaq: TERN), a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases, including oncology, non-alcoholic steatohepatitis (NASH) and obesity, today announced that Senthil Sundaram has resigned from his position as Terns’ Chief Executive Officer for health reasons previously disclosed in January 2022. Mr. Sundaram also resigned from the Board of Directors of Terns but will remain on as a Senior Advisor to the Company. Erin Quirk, M.D., President and Head of Research & Development at Terns, will assume leadership of the Company, effective immediately.

“On behalf of the entire Board, I extend our gratitude to Sen for his many contributions to Terns during his CEO tenure. Sen played an important role in the Company’s buildout, including the expansion and diversification of our pipeline and the execution of our successful Initial Public Offering and subsequent sizeable fundraises that secured our financial foundation, all of which will propel Terns through to key growth inflection points. We wish all the best for Sen and his family and will always consider him a member of the Terns team,” said David Fellows, Chairman of the Board of Terns. “Erin has been an integral member of Terns’ executive leadership for more than four years and has been a valuable asset to the team as we have advanced our clinical programs in oncology and metabolic diseases. She is well suited to lead Terns through this transition.”

“I am proud of the progress we have made at Terns in recent years and excited for the important data readouts in the coming year, knowing I leave the Company in strong hands with our excellent leadership team,” said Mr. Sundaram. “This is the right time for me to retire from my corporate role to focus on my health and on the important work I am doing with the Peritoneal Cancer Foundation.”

“It has been my privilege and pleasure to partner with Sen over the years to build Terns. His passion for translating cutting-edge science into better medicines for the patients we serve is palpable and inspires us all as we strive to advance his vision and to perpetuate our patient-centric corporate culture,” stated Dr. Quirk.

“We have a robust pipeline including three clinically validated mechanisms of action across three indications where we believe we can provide therapeutic benefit. We have plans for three key clinical data readouts across these three programs between now and the end of 2024 and have a strong balance sheet to support these programs through to key milestones. The entire Terns team remains committed to creating value for shareholders and patients as we advance these new treatments for people living with serious oncologic and metabolic diseases,” concluded Dr. Quirk.

Dr. Quirk has served as Terns’ President since June 2020 and as Head of Research & Development since May 2021. She joined Terns as Chief Medical Officer in 2019.

About Terns Pharmaceuticals

Terns Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases, including oncology, NASH and obesity. Terns’ pipeline includes two clinical stage development programs including an allosteric BCR-ABL inhibitor and a THR-ß agonist (+/- an FXR agonist), and preclinical small-molecule GLP-1 receptor agonist and GIPR modulator programs. For more information, please visit: www.ternspharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Terns Pharmaceuticals, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to the Company’s expectations of timing and potential results of the clinical trials and other development activities of the Company and its partners; the potential indications to be targeted by the Company with its small-molecule product candidates; the therapeutic potential of the Company’s small-molecule product candidates; the potential for the mechanisms of action of the Company’s product candidates to be therapeutic targets for their targeted indications; the potential utility and progress of the Company’s product candidates in their targeted indications, including the clinical utility of the data from and the endpoints used in the Company’s clinical trials; the Company’s clinical development plans and activities, including the results of any interactions with regulatory authorities on its programs; the Company’s expectations regarding the profile of its product candidates, including efficacy, tolerability, safety, metabolic stability and pharmacokinetic profile and potential differentiation as compared to other products or product candidates; the Company’s plans for and ability to continue to execute on its current development strategy, including potential combinations involving multiple product candidates; the impact of new legislation and regulatory developments on the Company’s plans for its product candidates, such as the effect of the Inflation Reduction Act of 2022; and the Company’s expectations with regard to its cash runway and sufficiency of its cash resources. All statements other than statements of historical facts contained in this press release, including statements regarding the Company’s strategy, future financial condition, future operations, future trial results, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress, results and utility of the Company’s current and future research and development activities and preclinical studies and clinical trials. These risks are not exhaustive. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2022. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Contacts for Terns

Investors

Mark Vignola

investors@ternspharma.com

Media

Jenna Urban

Berry & Company Public Relations

media@ternspharma.com

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